Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Argyle Security, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 3, 2006 on the financial statements of Argyle Security, Inc. (formerly Argyle Security Acquisition Corporation.) (a corporation in the development stage) for the period from June 22, 2005 (inception) to December 31, 2005, which appears in such Registration Statement.  We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

July 23, 2008